EXHIBIT J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2011, relating to the financial statements and financial highlights which appears in the August 31, 2011 Annual Report to Shareholders of VALIC Company II, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas
December 20, 2011